                                                                     EXHIBIT 5.1

                                 King & Spalding
                              191 Peachtree Street
                           Atlanta, Georgia 30303-1763
                            Telephone (404) 572-4600
                            Telecopier (404) 572-5100



                                 August 19, 1999



EarthCare Company
14901 Quorum Drive, Suite 200
Dallas, Texas 75240

Ladies and Gentlemen:

         We have acted as counsel to EarthCare Company (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering of up to 1,800,000 shares (the "Shares") of the Company's Common Stock, pursuant to the EarthCare Company 1999 Stock Option Plan (the "Plan"). In connection therewith, we have examined such corporate records, certificates of public offices and other documents and records as we have considered necessary or proper for the purpose of this opinion.

         This opinion is limited by and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

         Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement and Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ King & Spalding
                                                     -------------------
                                                     King & Spalding